Exhibit 99.2

        Speech by the Company's chairman, president and
        chief executive officer at the Company's annual meeting
        of shareholders on April 22, 2003 disclosing information
        relating to the financial condition and results of
        operations for the fiscal quarter ended March 31, 2003

        I'm pleased to report to our shareholders that earnings in the first quarter of 2003 rose to $538 million, the best quarterly results in the company's history. The main factor was higher prices for crude oil and natural gas, which accounted for most of the increase.

        World oil prices remained high during much of the first quarter, primarily driven by a strike in Venezuela and concerns about the conflict in Iraq. This was reflected in the price of Edmonton par crude, which averaged more than $50 Canadian a barrel. That's the highest quarterly average since Canadian oil prices were deregulated in the mid-1980s. Natural gas prices — responding to factors such as a much colder winter — also increased substantially.

        Another important factor was improved results in petroleum-product operations. Earnings in this segment increased to $139 million from a loss of $37 million during the first quarter of last year. The main contributors to the turnaround were a recovery in industry margins, coupled with increased sales of heating oil, diesel fuel and gasoline.